UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 19, 2018

PETROTERRA CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-34970	26-3106763
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2833 Exchange Court, Suite A

West Palm Beach, Florida 33409

(Address of Principal Executive Offices)

(561) 801-9188

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 19, 2018, PetroTerra Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”), whereby it issued to an institutional investor (the “Lender”) a senior secured convertible note in the aggregate principal amount of $2,497,502.50 (the “Note”), for an aggregate purchase price of $1,665,000.00. The principal due under the Note accrues interest at a rate of 10% per annum. Interest is payable monthly over the term of the Note in cash or common stock of the Company, at the Lender’s discretion. The principal amount of the Note amortizes beginning on the sixth month following the original issue date of the Note, until the maturity date. All principal and accrued interest under the Note is convertible into shares of the Company’s common stock, par value $0.001 (“Common Stock”), at a conversion price equal to the lower of $0.006 and 65% of the lowest traded price during the fifteen trading days immediately prior to the conversion date. The Note includes anti-dilution protection, as well as customary events of default, including non-payment of the principal or accrued interest due on the Note. Upon an event of default, all obligations under the Note will become immediately due and payable and the Company will be required to make certain payments to the Lender. In addition, the Lender was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100.00 (the “Warrant”).

The Lender was granted a right of first refusal on future financing transactions of the Company while the Note remains outstanding, plus an additional three months thereafter. In connection with the issuance of the Note, the Company entered into a security agreement with the Lender (the “Security Agreement”) pursuant to which the Company agreed that obligations under the Note and related documents will be secured by all of the assets of the Company. In addition, all of the Company’s subsidiaries are guarantors of the Company’s obligations to the Lender pursuant to the Note and have granted a similar security interest over substantially all of their assets. The proceeds of the Note were used to acquire 100% of the membership interests of Prime EFS LLC, a New Jersey limited liability company (“Prime”).

On June 18, 2018, the Company entered into a Stock Purchase Agreement (the “Stock Agreement”) with all of the holders of the membership interests of Prime, whereby they agreed to sell, and the Company agreed to purchase, all of the issued and outstanding membership interests of Prime. The purchase price paid by the Company is an aggregate of $1,000,000.00 in cash, 1,500,000 shares of the Company’s Common Stock, and shares of a newly designated series of preferred stock of the Company intended to true-up the value of the Common Stock issued to the Prime sellers such that the aggregate value of the securities they receive equals the trailing twelve-month gross profit of the Company, to be calculated as of December 31, 2018. In addition, the Company is obligated to provide Prime with a certain amount of working capital both at closing and over the next six months.

The foregoing summaries of the terms of the Note, Warrant, Purchase Agreement, Security Agreement and Stock Agreement are subject to, and qualified in their entirety by, the agreements and instruments attached hereto as Exhibits 4.1, 4.2, 10.1, 10.2 and 10.3, respectively, which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the Note, the Purchase Agreement, the Warrant and the Stock Agreement is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above with respect to the issuances of the Note and the Warrant is incorporated herein by reference. The issuances of the Note and the Warrant were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(a)(2) of the Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Senior Secured Convertible Promissory Note
4.2	Common Stock Purchase Warrant, issued by the Company on June 19, 2018.
10.1	Securities Purchase Agreement, dated June 18, 2018, between the Company and an institutional investor.
10.2	Security Agreement, dated June 18, 2018, between the Company and an institutional investor.
10.3	Stock Purchase Agreement, dated June 18, 2018, between the Company, Prime EFS LLC and the sellers signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2018

PETROTERRA CORP.

By:	/s/ Steven Yariv
Name:	Steven Yariv
Title:	Chief Executive Officer